The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated June 5, 2012.

Preliminary Pricing Supplement No. K172 Product Supplement No. AK-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 June 5, 2012
$ Buffered Return Equity Securities due December 31, 2014 Linked to the Performance of an Unequally Weighted Basket Consisting of 26 Common Stocks

General
•
The securities are designed for investors who seek a return linked to the performance of an unequally weighted basket consisting of 26 common stocks (each a “Basket Component”). Investors should be willing to forgo dividend payments and, if the Basket declines by more than 10%, be willing to lose up to 90% of their investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	For information on the methodology of the selection of the common stocks included in the Basket, please see Annex A to this pricing supplement.
•	Coupon payments will be paid semi-annually in arrears at a rate expected to be 1.0% per annum (to be determined on the Trade Date). Coupon payments will be calculated on a 30/360 basis.
•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing December 31, 2014.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The securities are expected to price on or about June 26, 2012 (the “Trade Date”) and are expected to settle on or about June 29, 2012. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The securities are linked to an unequally weighted basket consisting of 26 common stocks (each a “Basket Component,” and together, the “Basket Components”). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Share Price and Component Weighting:

	Basket Component	Ticker	Exchange	Initial Share Price*	Component Weighting
	Common Stock of Altria Group, Inc.	MO UN	NYSE		5.8010%
	Common Stock of Garmin Ltd.	GRMN UW	NASDAQ Global Select Market		5.5025%
	Common Stock of ConocoPhillips	COP UN	NYSE		5.5025%
	Common Stock of Kimberly-Clark Corporation	KMB UN	NYSE		5.5025%
	Common Stock of CA, Inc.	CA UW	NASDAQ Stock Market LLC		5.5025%
	Common Stock of Eli Lilly and Company	LLY UN	NYSE		5.2139%
	Common Stock of PG&E Corporation	PCG UN	NYSE		5.0647%
	Common Stock of Chevron Corporation	CVX UN	NYSE		5.0050%
	Common Stock of Thomson Reuters Corporation	TRI UN	NYSE		5.0050%
	Common Stock of Freeport-McMoRan Copper & Gold Inc.	FCX UN	NYSE		4.4975%
	Common Stock of Merck & Co., Inc.	MRK UN	NYSE		4.2388%
	Common Stock of Johnson & Johnson	JNJ UN	NYSE		4.0000%
	Common Stock of Abbott Laboratories	ABT UN	NYSE		3.9005%
	Common Stock of Lorillard, Inc.	LO UN	NYSE		3.5025%
	Common Stock of General Electric Company	GE UN	NYSE		3.0149%
	Common Stock of Hasbro, Inc.	HAS UW	NASDAQ Global Select Market		3.0050%
	Common Stock of Mattel, Inc.	MAT UW	NASDAQ Global Select Market		3.0050%
	Common Stock of Genuine Parts Company	GPC UN	NYSE		2.7463%
	Common Stock of Sysco Corporation	SYY UN	NYSE		2.5174%
	Common Stock of Intel Corporation	INTC UW	NASDAQ Global Select Market		2.5174%
	Common Stock of ConAgra Foods, Inc.	CAG UN	NYSE		2.4975%
	Common Stock of Eaton Corporation	ETN UN	NYSE		2.4975%
	Common Stock of Emerson Electric Co.	EMR UN	NYSE		2.4975%
	Common Stock of Microsoft Corporation	MSFT UW	NASDAQ Stock Market LLC		2.4876%
	Common Stock of PPL Corporation	PPL UN	NYSE		2.4876%
	Common Stock of Bemis Company, Inc.	BMS UN	NYSE		2.4876%
Coupon Rate:	Expected to be 1.0% per annum (to be determined on the Trade Date). Coupon payments will be calculated on a 30/360 basis.
Coupon Payment Dates:
Coupon payments will be paid semi-annually in arrears on December 31, 2012, June 28, 2013, December 30, 2013, June 30, 2014 and the Maturity Date, subject to the modified following business day convention.

Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Basket Return:	•	If the Final Basket Level is greater than the Initial Basket Level, the Basket Return will be calculated as follows, subject to the Basket Return Cap:
Final Basket Level – Initial Basket Level Initial Basket Level
•
If the Final Basket Level is equal to the Initial Basket Level or less than the Initial Basket Level by not more than the Buffer Amount, the Basket Return will equal zero and the Redemption Amount will equal the principal amount of the securities.

•	If the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount, the Basket Return will be calculated as follows:
	Final Basket Level – Initial Basket Level Initial Basket Level	+ Buffer Amount

If the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount, the Basket Return will be negative and you will be entitled to receive less than the principal amount of your securities at maturity. You could lose up to $900 per $1,000 principal amount (to be determined on the Trade Date). The maximum payment on the securities will be approximately $1,300 per $1,000 principal amount of securities (to be determined on the Trade Date). Any payment on the securities is subject to our ability to pay our obligations as they become due.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement, “Additional Selected Risk Considerations” in Annex A of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) We or one of our affiliates may pay varying discounts and commissions of between $22.50 and $25.00 per $1,000 principal amount of securities. In addition, an affiliate of ours may pay referral fees of up to $5.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse
June   , 2012
(cover continued on next page)

(continued from previous page)

Basket Return Cap:	Expected to be 30% (to be determined on the Trade Date).
Buffer Amount:	Expected to be 10% (to be determined on the Trade Date).
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	The level of the Basket on the Valuation Date, calculated as follows:

100 × [1 + (Altria Group, Inc. Return × 5.8010%) + (Garmin Ltd. Return × 5.5025%) + (ConocoPhillips Return × 5.5025%) + (Kimberly-Clark Corporation Return × 5.5025%) + (CA, Inc. Return × 5.5025%) + (Eli Lilly and Company Return × 5.2139%) + (PG&E Corporation Return × 5.0647%) + (Chevron Corporation Return × 5.0050%) + (Thomson Reuters Corporation Return × 5.0050%) + (Freeport-McMoRan Copper & Gold Inc. Return × 4.4975%) + (Merck & Co., Inc. Return × 4.2388%) + (Johnson & Johnson Return × 4.0000%) + (Abbott Laboratories Return × 3.9005%) + (Lorillard, Inc. Return × 3.5025%) + (General Electric Company Return × 3.0149%) + (Hasbro, Inc. Return × 3.0050%) + (Mattel, Inc. Return × 3.0050%) + (Genuine Parts Company Return × 2.7463%) + (Sysco Corporation Return × 2.5174%) + (Intel Corporation Return × 2.5174%) + (ConAgra Foods, Inc. Return × 2.4975%) + (Eaton Corporation Return × 2.4975%) + (Emerson Electric Co. Return × 2.4975%) + (Microsoft Corporation Return × 2.4876%) + (PPL Corporation Return × 2.4876%) + (Bemis Company, Inc. Return × 2.4876%)]
The “Altria Group, Inc. Return”, the “Garmin Ltd. Return”, the “ConocoPhillips Return”, the “Kimberly-Clark Corporation Return”, the “CA, Inc. Return”, the “Eli Lilly and Company Return”, the “PG&E Corporation Return”, the “Chevron Corporation Return”, the “Thomson Reuters Corporation Return”, the “Freeport-McMoRan Copper & Gold Inc. Return”, the “Merck & Co., Inc. Return”, the “Johnson & Johnson Return”, the “Abbott Laboratories Return”, the “Lorillard, Inc. Return”, the “General Electric Company Return”, the “Hasbro, Inc. Return”, the “Mattel, Inc. Return”, the “Genuine Parts Company Return”, the “Sysco Corporation Return”, the “Intel Corporation Return”, the “ConAgra Foods, Inc. Return”, the “Eaton Corporation Return”, the “Emerson Electric Co. Return”, the “Microsoft Corporation Return”, the “PPL Corporation Return” and the “Bemis Company, Inc. Return” are the respective Component Returns for each Basket Component.

Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:
Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:*	For each Basket Component, the closing price of such Basket Component on the Trade Date.
Final Share Price:	For each Basket Component, the closing price of such Basket Component on the Valuation Date.
Valuation Date:†	December 26, 2014
Maturity Date:†	December 31, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546TUN9

* In the event that the closing price for any Basket Component is not available on the Trade Date, the Initial Share Price for such Basket Component will be determined on the immediately following trading day on which a closing price for such Basket Component is available.

† The Valuation Date is subject to postponement in respect of each Basket Component if such date is not an underlying business day for such Basket Component or as a result of a market disruption event in respect of such Basket Component and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described under “Market disruption events” in the accompanying product supplement.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. AK-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001507/dp29507_424b2-aki.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement, “Additional Selected Risk Considerations” in Annex A of this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table and examples below illustrate the hypothetical Redemption Amounts at maturity and, in the case of the table, total coupon payments and the payments over the term of the securities (with include both payments at maturity and the total coupon payments paid on the securities) per $1,000 principal amount of securities for a hypothetical range of performance of the Basket from +100% to −100%. The hypothetical Redemption Amounts set forth below reflect the Initial Basket Level of 100, and assume that (i) the Coupon Rate applicable to the securities is 1.0% per annum, (ii) the term of the securities is exactly 30 months, (iii) the Basket Return Cap is 30% and (iv) the Buffer Amount is 10%. The actual Basket Return Cap and Buffer Amount will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be determined on the Valuation Date. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Percentage Change in Basket Level	Basket Return	Redemption Amount per $1,000 Principal Amount of Securities	Total Coupon Payments per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
100.00%	30.00%	$1,300.00	$25.00	$1,325.00
90.00%	30.00%	$1,300.00	$25.00	$1,325.00
80.00%	30.00%	$1,300.00	$25.00	$1,325.00
70.00%	30.00%	$1,300.00	$25.00	$1,325.00
60.00%	30.00%	$1,300.00	$25.00	$1,325.00
50.00%	30.00%	$1,300.00	$25.00	$1,325.00
40.00%	30.00%	$1,300.00	$25.00	$1,325.00
30.00%	30.00%	$1,300.00	$25.00	$1,325.00
20.00%	20.00%	$1,200.00	$25.00	$1,225.00
10.00%	10.00%	$1,100.00	$25.00	$1,125.00
0.00%	0.00%	$1,000.00	$25.00	$1,025.00
−5.00%	0.00%	$1,000.00	$25.00	$1,025.00
−10.00%	0.00%	$1,000.00	$25.00	$1,025.00
−20.00%	−10.00%	$900.00	$25.00	$925.00
−30.00%	−20.00%	$800.00	$25.00	$825.00
−40.00%	−30.00%	$700.00	$25.00	$725.00
−50.00%	−40.00%	$600.00	$25.00	$625.00
−60.00%	−50.00%	$500.00	$25.00	$525.00
−70.00%	−60.00%	$400.00	$25.00	$425.00
−80.00%	−70.00%	$300.00	$25.00	$325.00
−90.00%	−80.00%	$200.00	$25.00	$225.00
−100.00%	−90.00%	$100.00	$25.00	$125.00

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: Example 1 assumes the Final Basket Level is 140, an increase of 40% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is greater than the Initial Basket Level is as follows:

Basket Return	=	(Final Basket Level - Initial Basket Level)/Initial Basket Level,
		subject to the Basket Return Cap
	=	(140 - 100)/100, subject to the Basket Return Cap
	=	30%
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 1.30
	=	$1,300

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,300 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Basket, subject to the Basket Return Cap.

Example 2: Example 2 assumes the Final Basket Level is 110, an increase of 10% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is greater than the Initial Basket Level is as follows:

Basket Return	=	(Final Basket Level - Initial Basket Level)/Initial Basket Level,
		subject to the Basket Return Cap
	=	(110 - 100)/100, subject to the Basket Return Cap
	=	10%
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 1.10
	=	$1,100

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,100 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Basket.

Example 3: Example 3 assumes the Final Basket Level is 100, equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 4: Example 4 assumes the Final Basket Level is 90, a decrease of 10% from the Initial Basket Level. Because the Final Basket Level is less than the Initial Basket Level by not more than the Buffer Amount, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 5: Example 5 assumes the Final Basket Level is 70, a decrease of 30% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount of 10% is as follows:

Basket Return	=	[(Final Basket Level - Initial Basket Level)/Initial Basket Level] + Buffer Amount
	=	[(70 - 100)/100] + 10%
	=	−20%
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 0.80
	=	$800

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $800 per $1,000 principal amount of securities because the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount and you will be exposed to any depreciation in the level of the Basket beyond the Buffer Amount.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket or in any of the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. In addition, you should read the “Additional Selected Risk Considerations” section of Annex A in this pricing supplement for additional risk considerations relating to the Basket and Basket Components.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount of 10% (to be determined on the Trade Date), you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level beyond the Buffer Amount. You could lose up to $900 per $1,000 principal amount of securities (to be determined on the Trade Date), excluding any accrued and unpaid coupon payments. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•
CAPPED APPRECIATION POTENTIAL — If the Final Basket Level is greater than the Initial Basket Level, for each $1,000 principal amount of securities, you will be entitled to receive at maturity a Redemption Amount equal to $1,000 multiplied by the sum of 1 plus the Basket Return, subject to the Basket Return Cap, plus accrued and unpaid coupon payments. The Basket Return will not exceed the Basket Return Cap of 30% (to be determined on the Trade Date), regardless of the appreciation in the level of the Basket, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity is expected to be $1,300 (to be determined on the Trade Date) per $1,000 principal amount of securities. Assuming the term of the securities is exactly 30 months, the maximum amount payable with respect to the securities (including coupon payments) is expected to be $1,325.00 (to be determined on the Trade Date) for each $1,000 principal amount of the securities.

•
THE BASKET IS CURRENTLY RELATIVELY CONCENTRATED IN SPECIFIC SECTORS OF THE ECONOMY — The companies represented by the common stocks included in the Basket are relatively concentrated in certain sectors of the economy, including Consumer and Industrial. Consequently, the value of any securities linked to the Basket may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence.

•
CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER —Movements in the prices of the Basket Components may not correlate with one another. At a time when the price of one or more of the Basket Components increases, the prices of the other Basket Components may not increase as much or may decline. Therefore, in calculating the performance of the Basket, a positive Component Return for one or more of the Basket Components may be moderated, or more than offset, by a decline in the price of another Basket Component.

•
THE BASKET COMPONENTS ARE NOT EQUALLY WEIGHTED — The securities are linked to an unequally weighted Basket consisting of 26 Basket Components, as specified on the cover of this pricing supplement. One consequence of such an unequal weighting of the Basket Components is that if a higher weighted Basket Component performs poorly and a lower weighted Basket Component performs well, the Final Basket Level will reflect the poor performance of the higher weighted Basket Component more than it reflects the strong performance of the lower weighted Basket Component, which would have an adverse effect on the value of the securities.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. In addition, we and/or our affiliates may also currently or from time to time engage in business with any of the Basket Component issuers, including extending loans to, or making equity investments in, such Basket Component issuer(s) or providing advisory services to such Basket Component issuer(s). In the course of our business, we and/or our affiliates may acquire non-public information about one or more of the Basket Component issuers. Neither we nor any of our affiliates undertake to disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Basket Component issuers and these reports may or may not recommend that investors buy or hold the Basket Component(s). The composition of the Basket will not be affected by any change that we and/or our affiliates make in its recommendations or decision to begin or discontinue coverage of any of the issuers of the Basket Components in our research reports. As a prospective purchaser of the securities, you should undertake an independent investigation of the Basket Component issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Basket and the Basket Components;

o	the time to maturity of the securities;

o	any dividends paid on the Basket Components;

o	interest and yield rates in the market generally;

o	the occurrence of certain events to any Basket Component that may or may not require an anti-dilution adjustment for such Basket Component;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or stock markets generally and which may affect the prices of the Basket Components; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•
NO OWNERSHIP RIGHTS IN THE BASKET COMPONENTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Basket Components. In addition, the issuers of the Basket Components will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the relevant Basket Components and the securities.

•
NO AFFILIATION WITH THE BASKET COMPONENT ISSUERS — We are not affiliated with the issuers of the Basket Components and the issuers of the Basket Components are not involved in the selection of the Basket Components in any way. Consequently, we have no ability to control the actions the Basket Component issuers, including any corporate actions of the type that would require any adjustment to the share price of the Basket Components. The Basket Components issuers have no obligation to consider the interest of an investor in any securities linked to the Basket in taking any corporate actions that might affect the value of any such securities. We assume no responsibility for the adequacy of the information about the Basket Component issuers contained in this pricing supplement. You should make your own investigation into the Basket Components and their issuers. We are not responsible for the Basket Component issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•
ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for a Basket Component for certain events affecting such Basket Component. However, an adjustment will not be required in response to all events that could affect a Basket Component. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such an event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments—For equity securities of a reference share issuer” in the accompanying product supplement.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Basket Components

All information contained herein with respect to the Basket Components and the Basket Component issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Basket Component issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We have not participated in the preparation of, or verified, such publically available information.

Historical Information of the Basket Components and the Basket

The following graphs set forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing prices of the Basket Components. The Basket graph sets forth the historical performance of the Basket from January 1, 2007 through May 31, 2012. The graph of the historical Basket performance assumes the Basket Level on May 31, 2012 was 100 and the Component Weightings were as specified on the cover of this pricing supplement. The Basket Component graphs set forth the historical performance of the Basket Components, except for the common stock of CA, Inc., the common stock of Lorillard, Inc. the common stock of Hasbro, Inc. and the common stock of Mattel, Inc., from January 1, 2007 through May 31, 2012. In addition, the Basket Component graphs set forth the historical performance of the common stock of CA, Inc. from April 28, 2008 through May 31, 2012, the historical performance of the common stock of Lorillard, Inc. from June 10, 2008 through May 31, 2012, the historical performance of the common stock of Hasbro, Inc. from December 21, 2010 through May 31, 2012 and the historical performance of the common stock of Mattel, Inc. from October 1, 2009 through May 31, 2012. We obtained the closing prices of the Basket Components below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing prices may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical performance of each Basket Component and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of any Basket Component on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Basket Components will result in any return of your investment beyond the Buffer Amount. We make no representation as to the amount of dividends, if any, that each Basket Component issuer will pay in the future. Any payment on the securities is subject to our ability to pay our obligations as they become due. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on each Basket Component.

Altria Group, Inc. (“Altria Group”)

According to its publicly available filings with the SEC, Altria Group is a holding company incorporated in the Commonwealth of Virginia in 1985. As of December 31, 2011, Altria Group's wholly-owned subsidiaries included Philip Morris USA Inc., which is engaged in the manufacture and sale of cigarettes and certain smokeless products in the United States; UST LLC, which through its direct and indirect wholly-owned subsidiaries including U.S. Smokeless Tobacco Company LLC and Ste. Michelle Wine Estates Ltd., is engaged in the manufacture and sale of smokeless products and wine; and John Middleton Co., which is engaged in the manufacture and sale of machine-made large cigars and pipe tobacco. Philip Morris Capital Corporation, another wholly-owned subsidiary of Altria Group, Inc., maintains a portfolio of leveraged and direct finance leases. These subsidiaries are engaged in the manufacture and sale of cigarettes, cigars, pipe tobacco, smokeless products and wine. The common stock of Altria Group, par value $0.33 1/3 per share, is listed on the New York Stock Exchange. Altria Group’s SEC file number is 1-08940.

Historical Information of the Common Stock of Altria Group

The following graph sets forth the historical performance of the common stock of Altria Group based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Altria Group on May 31, 2012 was $32.19.

Garmin Ltd. (“Garmin”)

According to its publicly available filings with the SEC, Garmin is a provider of navigation, communication and information devices and applications, most of which are enabled by Global Positioning System (“GPS”) technology. Garmin designs, develops, manufactures and markets a diverse family of hand-held, portable and fixed-mount GPS-enabled products and other navigation, communications and information products for the automotive/mobile, outdoor, fitness, marine and general aviation markets. The common stock of Garmin, par value CHF 10.00 per share, is listed on the NASDAQ Global Select Market. Garmin’s SEC file number is 0-31983.

Historical Information of the Common Stock of Garmin

The following graph sets forth the historical performance of the common stock of Garmin based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Garmin on May 31, 2012 was $42.96.

ConocoPhillips (“ConocoPhillips”)

According to its publicly available filings with the SEC, ConocoPhillips is an international integrated energy company. ConocoPhillips is organized into various operation segments, including Exploration and Production, Midstream, Refining and Marketing, LUKOIL Investment, Chemicals and Emerging Businesses. The common stock of ConocoPhillips, par value $0.01 per share, is listed on the New York Stock Exchange. ConocoPhillips’ SEC file number is 001-32395.

Historical Information of the Common Stock of ConocoPhillips

The following graph sets forth the historical performance of the common stock of ConocoPhillips based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of ConocoPhillips on May 31, 2012 was $52.16.

Kimberly-Clark Corporation (“Kimberly-Clark”)

According to its publicly available filings with the SEC, Kimberly-Clark manufactures and markets products mostly made from natural or synthetic fibers using technologies in fibers, nonwovens and absorbency. Kimberly-Clark offers personal care products, consumer tissue, professional workplace products and health care medical devices and infection prevention products. The common stock of Kimberly-Clark, par value $1.25 per share, is listed on the New York Stock Exchange. Kimberly-Clark’s SEC file number is 1-225.

Historical Information of the Common Stock of Kimberly-Clark

The following graph sets forth the historical performance of the common stock of Kimberly-Clark based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Kimberly-Clark on May 31, 2012 was $79.35.

CA, Inc. (“CA Technologies”)

According to its publicly available filings with the SEC, CA Technologies is an information technology (IT) management software ad solutions company that develops and delivers software and services that help organizations accelerate, transform and secure their IT infrastructure to deliver IT services. CA Technologies address components of the computing environment, including people, information, processes, systems, networks, applications and databases, across hardware and software platforms and programs. The common stock of CA Technologies, par value $0.10 per share, is listed on the NASDAQ Stock Market LLC. CA Technologies’ SEC file number is 1-9247.

Historical Information of the Common Stock of CA Technologies

The following graph sets forth the historical performance of the common stock of CA Technologies based on its daily closing prices (in U.S. dollars) from April 28, 2008 through May 31, 2012. The closing price of the common stock of CA Technologies on May 31, 2012 was $24.87.

Eli Lilly and Company (“Eli Lilly”)

According to its publicly available filings with the SEC, Eli Lilly discovers, develops, manufactures, and sells pharmaceutical products. The common stock of Eli Lilly, no par value, is listed on the New York Stock Exchange. Eli Lilly’s SEC file number is 001-06351.

Historical Information of the Common Stock of Eli Lilly

The following graph sets forth the historical performance of the common stock of Eli Lilly based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Eli Lilly on May 31, 2012 was $40.95.

PG&E Corporation (“PG&E Corporation”)

According to its publicly available filings with the SEC, PG&E Corporation is holding company that conducts its business through Pacific Gas and Electric Company, a public utility that generates its revenues mainly through the sale and delivery of electricity and natural gas to customers. The common stock of PG&E Corporation, no par value, is listed on the New York Stock Exchange. PG&E Corporation’s SEC file number is 1-12609.

Historical Information of the Common Stock of PG&E Corporation

The following graph sets forth the historical performance of the common stock of PG&E Corporation based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of PG&E Corporation on May 31, 2012 was $43.70.

Chevron Corporation (“Chevron”)

According to its publicly available filings with the SEC, Chevron is a corporation that manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in fully integrated petroleum operations, chemicals operations, mining operations, power generation and energy services. The common stock of Chevron, par value $0.75 per share, is listed on the New York Stock Exchange. Chevron’s SEC file number is 001-00368.

Historical Information of the Common Stock of Chevron

The following graph sets forth the historical performance of the common stock of Chevron based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Chevron on May 31, 2012 was $98.31.

Thomson Reuters Corporation (“Thomson Reuters”)

According to its publicly available filings with the SEC, Thomson Reuters is an information source for businesses and professionals. Thomson Reuters delivers information to the financial and risk, legal, tax and accounting, intellectual property and science and media markets The common stock of Thomson Reuters, no par value, is listed on the New York Stock Exchange. Thomson Reuters’ SEC file number is 1-31349.

Historical Information of the Common Stock of Thomson Reuters

The following graph sets forth the historical performance of the common stock of Thomson Reuters based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Thomson Reuters on May 31, 2012 was $27.47.

Freeport-McMoRan Copper & Gold Inc. (“Freeport-McMoRan Copper & Gold”)

According to its publicly available filings with the SEC, Freeport-McMoRan Copper & Gold is a copper, gold and molybdenum mining company. The common stock of Freeport-McMoRan Copper & Gold, par value $0.10 per share, is listed on the New York Stock Exchange. Freeport-McMoRan Copper & Gold’s SEC file number is 001-11307-01.

Historical Information of the Common Stock of Freeport-McMoRan Copper & Gold

The following graph sets forth the historical performance of the common stock of Freeport-McMoRan Copper & Gold based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Freeport-McMoRan Copper & Gold on May 31, 2012 was $32.04.

Merck & Co., Inc. (“Merck & Co.”)

According to its publicly available filings with the SEC, Merck & Co. is a global health care company that delivers health care solutions through its prescription medicines, vaccines, biologic therapies, animal health and consumer care products, which it markets directly and through its joint ventures. The common stock of Merck & Co., par value $0.50 per share, is listed on the New York Stock Exchange. Merck & Co.’s SEC file number is 1-6571.

Historical Information of the Common Stock of Merck & Co.

The following graph sets forth the historical performance of the common stock of Merck & Co. based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Merck & Co. on May 31, 2012 was $37.58.

Johnson & Johnson (“Johnson & Johnson”)

According to its publicly available filings with the SEC, Johnson & Johnson is engaged in the research and development, manufacture and sale of a range of products in the health care field, with a primary focus on products related to human health and well-being. The common stock of Johnson & Johnson, par value $1.00 per share, is listed on the New York Stock Exchange. Johnson & Johnson’s SEC file number is 1-3215.

Historical Information of the Common Stock of Johnson & Johnson

The following graph sets forth the historical performance of the common stock of Johnson & Johnson based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Johnson & Johnson on May 31, 2012 was $62.43.

Abbott Laboratories (“Abbott Laboratories”)

According to its publicly available filings with the SEC, Abbott Laboratories is engaged in the discovery, development, manufacture, and sale of a line of health care products. The common stock of Abbott Laboratories, no par value, is listed on the New York Stock Exchange. Abbott Laboratories’ SEC file number is 1-2189.

Historical Information of the Common Stock of Abbott Laboratories

The following graph sets forth the historical performance of the common stock of Abbott Laboratories based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Abbott Laboratories on May 31, 2012 was $61.79.

Lorillard, Inc. (“Lorillard”)

According to its publicly available filings with the SEC, Lorillard is a manufacturer of cigarettes in the United States and manufactures Newport, a menthol flavored cigarette brand. Lorillard produces cigarettes for both the premium and discount segments of the domestic cigarette market. The common stock of Lorillard, par value $0.01 per share, is listed on the New York Stock Exchange. Lorillard’s SEC file number is 001-34097.

Historical Information of the Common Stock of Lorillard

The following graph sets forth the historical performance of the common stock of Lorillard based on its daily closing prices (in U.S. dollars) from June 10, 2008 through May 31, 2012. The closing price of the common stock of Lorillard on May 31, 2012 was $123.60.

General Electric Company (“General Electric”)

According to its publicly available filings with the SEC, General Electric is a large diversified technology and financial services corporation, with products and services ranging from aircraft engines, power generation, water processing, and household appliances to medical imaging, business and consumer financing and industrial products. The common stock of General Electric, par value $0.06 per share, is listed on the New York Stock Exchange. General Electric’s SEC file number is 001-00035.

Historical Information of the Common Stock of General Electric

The following graph sets forth the historical performance of the common stock of General Electric based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of General Electric on May 31, 2012 was $19.09.

Hasbro, Inc. (“Hasbro”)

According to its publicly available filings with the SEC, Hasbro is a branded play, consumer-focused company and applies its brand blueprint to all of its operations. Hasbro oversees its owned and controlled brands through toy and game innovation, entertainment offerings, including television programming and motion pictures, and licensed products, ranging from traditional to high-tech and digital. The common stock of Hasbro, par value $0.50 per share, is listed on the NASDAQ Global Select Market. Hasbro’s SEC file number is 1-6682.

Historical Information of the Common Stock of Hasbro

The following graph sets forth the historical performance of the common stock of Hasbro based on its daily closing prices (in U.S. dollars) from December 21, 2007 through May 31, 2012. The closing price of the common stock of Hasbro on May 31, 2012 was $35.42.

Mattel, Inc. (“Mattel”)

According to its publicly available filings with the SEC, Mattel designs, manufactures and markets a variety of toy products worldwide which are sold to its customers and directly to consumers. The common stock of Mattel, par value $1.00 per share, is listed on the NASDAQ Global Select Market. Mattel’s SEC file number is 001-05647.

Historical Information of the Common Stock of Mattel

The following graph sets forth the historical performance of the common stock of Mattel based on its daily closing prices (in U.S. dollars) from October 1, 2009 through May 31, 2012. The closing price of the common stock of Mattel on May 31, 2012 was $31.13.

Genuine Parts Company (“Genuine Parts Company”)

According to its publicly available filings with the SEC, Genuine Parts Company is a service organization engaged in the distribution of automotive replacement parts, industrial replacement parts, office products and electrical/electronic materials. The common stock of Genuine Parts Company, par value $1.00 per share, is listed on the New York Stock Exchange. Genuine Parts Company’s SEC file number is 1-5690.

Historical Information of the Common Stock of Genuine Parts Company

The following graph sets forth the historical performance of the common stock of Genuine Parts Company based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Genuine Parts Company on May 31, 2012 was $63.00.

Sysco Corporation (“Sysco”)

According to its publicly available filings with the SEC, Sysco, acting through its subsidiaries and divisions, is a distributor of food and related products primarily to the foodservice or food-away-from-home industry. Sysco provides products and related services to customers including restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers. The common stock of Sysco, par value $1.00 per share, is listed on the New York Stock Exchange. Sysco’s SEC file number is 1-6544.

Historical Information of the Common Stock of Sysco

The following graph sets forth the historical performance of the common stock of Sysco based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Sysco on May 31, 2012 was $27.91.

Intel Corporation (“Intel”)

According to its publicly available filings with the SEC, Intel develops advanced integrated digital technology platforms, primarily integrated circuits, for industries such as computing and communications. The common stock of Intel, par value $0.001 per share, is listed on the NASDAQ Global Select Market. Intel’s SEC file number is 000-06217.

Historical Information of the Common Stock of Intel

The following graph sets forth the historical performance of the common stock of Intel based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Intel on May 31, 2012 was $25.84.

ConAgra Foods, Inc. (“ConAgra Foods”)

According to its publicly available filings with the SEC, ConAgra Foods is a North American food company, with consumer brands sold in grocery, convenience, mass merchandise and club stores. ConAgra Foods supplies frozen potato and sweet potato products, as well as other vegetable, spice and grain products to a variety of restaurants, foodservice operations and commercial customers The common stock of ConAgra Foods, par value $5.00 per share, is listed on the New York Stock Exchange. ConAgra Foods’ SEC file number is 1-7275.

Historical Information of the Common Stock of ConAgra Foods

The following graph sets forth the historical performance of the common stock of ConAgra Foods based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of ConAgra Foods on May 31, 2012 was $25.15.

Eaton Corporation (“Eaton”)

According to its publicly available filings with the SEC, Eaton is a diversified power management company and technology provider in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. The common stock of Eaton, par value $0.50 per share, is listed on the New York Stock Exchange. Eaton’s SEC file number is 1-1396.

Historical Information of the Common Stock of Eaton

The following graph sets forth the historical performance of the common stock of Eaton based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Eaton on May 31, 2012 was $42.66.

Emerson Electric Co. (“Emerson”)

According to its publicly available filings with the SEC, Emerson is a global technology company that designs and supplies products and technology and delivers engineering services and solutions in industrial, commercial and consumer markets around the world. The common stock of Emerson, par value $0.50 per share, is listed on the New York Stock Exchange. Emerson’s SEC file number is 1-278.

Historical Information of the Common Stock of Emerson

The following graph sets forth the historical performance of the common stock of Emerson based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Emerson on May 31, 2012 was $46.77.

Microsoft Corporation (“Microsoft”)

According to its publicly available filings with the SEC, Microsoft develops, manufactures, licenses and supports a range of software products and services for computing devices, and provides consulting and product and solution support services. Microsoft also designs and sells video game consoles and accessories, digital music and entertainment devices and accessories, and personal computer hardware products. The common stock of Microsoft, par value $0.00000625 per share, is listed on the NASDAQ Stock Market. Microsoft’s SEC file number is 0-14278.

Historical Information of the Common Stock of Microsoft

The following graph sets forth the historical performance of the common stock of Microsoft based on its daily closing price (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of one share of the common stock of Microsoft on May 31, 2012 was $29.19.

PPL Corporation (“PPL”)

According to its publicly available filings with the SEC, PPL is an energy and utility holding company. Through its subsidiaries, PPL generates electricity from power plants in the northeastern, northwestern and southeastern U.S. markets, markets wholesale or retail energy primarily in the northeastern and northwestern portions of the U.S. and delivers electricity to customers in Pennsylvania, Kentucky, Virginia, Tennessee and the U.K. and natural gas to customers in Kentucky. The common stock of PPL, par value $0.01 per share, is listed on the New York Stock Exchange. PPL’s SEC file number is 1-11459.

Historical Information of the Common Stock of PPL

The following graph sets forth the historical performance of the common stock of PPL based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of PPL on May 31, 2012 was $27.37.

Bemis Company, Inc. (“Bemis”)

According to its publicly available filings with the SEC, Bemis is a manufacturer of flexible packaging products and pressure sensitive materials, selling to customers throughout North America, Latin America, Europe and Asia Pacifica. The majority of Bemis’ products are sold to customers in the food industry, and other customers include chemical, agribusiness, medical, pharmaceutical, personal care, electronics, automotive, construction, graphic industries and other consumer goods businesses The common stock of Bemis, par value $0.10 per share, is listed on the New York Stock Exchange. Bemis’ SEC file number is 1-5277.

Historical Information of the Common Stock of Bemis

The following graph sets forth the historical performance of the common stock of Bemis based on its daily closing prices (in U.S. dollars) from January 1, 2007 through May 31, 2012. The closing price of the common stock of Bemis on May 31, 2012 was $30.36.

Historical Information of the Basket

he following graphs set forth the historical performance of the Basket as a whole, based on the closing prices of the Basket Components. The Basket graph sets forth the historical performance of the Basket from January 1, 2007 through May 31, 2012. The graph of the historical Basket performance assumes the Basket Level on May 31, 2012 was 100 and the Component Weightings were as specified on the cover of this pricing supplement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds a security as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes. The possible alternative characterizations and risks to investors of such characterizations are discussed below. Based on the advice of our special tax counsel, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Basket Components, that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS could also seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. It is also possible that the IRS would assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments. Alternatively, the IRS might assert that the securities constitute a “constructive ownership transaction,” in which case, under Code section 1260, all or a portion of your gain, if any, from the securities would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting. If the security provides for the payment of the redemption amount in cash based on the return of the underlying, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. If the security provides for the payment of the redemption amount in physical shares or units of the underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost). A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.

Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”) and recently proposed regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include (1) payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” generally are certain payments attributable to withholdable payments. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act described above will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Pursuant to the proposed regulations, the Act’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013, (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2014, and (iii) passthru payments made after December 31, 2016. Additionally, the provisions of the Act discussed above generally will not apply to obligations (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that are outstanding on January 1, 2013. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2013 may be subject to 30% withholding.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any coupon payment in respect of the securities is uncertain. Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any coupon payment. It may be possible for a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) to take the position that some or all of a coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty. Any Non-U.S. Holder taking the position that a coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

In the case of a Non-U.S. Holder that has no connection with the United States other than holding its securities, payment of the redemption amount by us in respect to the securities (except to the extent of the coupon payments) will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2012.

Proposed regulations address whether a payment is a dividend equivalent. The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes. An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement. Although it is not certain, an equity-linked instrument could include instruments treated as indebtedness for U.S. federal income tax purposes. The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States. The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized. Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Investors should consult their tax advisors regarding whether payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011. Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Specified domestic entities are not required to file Form 8938 until the proposed regulations are final. Penalties apply to any failure to file IRS Form 8938. Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of between $22.50 and $25.00 per $1,000 principal amount of securities.  CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay referral fees of up to $5.50 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Annex A

The Basket

The Basket consists of the 26 U.S. stocks that are currently included in the HOLT US Sustainable Dividend Yield Basket. These stocks were selected by Credit Suisse based primarily on the HOLT™ Scoring Methodology (as discussed below), current dividend yields as well as potential for dividend sustainability and growth potential.

To be included in the HOLT US Sustainable Dividend Yield Basket, companies must have (1) a market capitalization of over $3 billion; (2) daily liquidity of over $10 million; (3) current dividend yield of over 2.5%; (4) normalized asset growth1 of over 2% and (5) CFROI® (as discussed below) over 0%.

The HOLT US Sustainable Dividend Yield Basket is then selected from the remaining universe based on the following three steps:

•
A cash flow analysis designed to gauge the ability of the companies to cover fixed charges (dividends, interest, lease payments, maintenance capital expenditures, etc.) with the goal of avoiding stocks of companies in which dividends might be cut to use cash for operations.

•
A valuation analysis using the HOLT Scoring Methodology (as discussed below) designed to eliminate the most aggressively priced stocks, in order to preserve both the income and capital appreciation potential of the strategy.

•	Finally, the portfolio is constructed from the remaining universe using risk-modeling techniques designed to identify stocks that maximize dividend-yield and minimize risk.

The Composition of the Basket

The table below identifies the Basket Components and the sectors and industries to which the issuers of the Basket Components belong. The following pie charts show the breakdown of the Basket by sector and industry. For information about the historical performance of the Basket Components, see “Historical Information” in this pricing supplement.

Basket Component	Ticker Symbol	Sector	Industry	Basket Weightings
Common stock of Altria Group, Inc.	MO	Consumer, Non-cyclical	Agriculture	5.8010%
Common stock of Garmin Ltd.	GRMN	Industrial	Electronics	5.5025%
Common stock of ConocoPhillips	COP	Energy	Oil & Gas	5.5025%
Common stock of Kimberly-Clark Corporation	KMB	Consumer, Non-cyclical	Household Products/Wares	5.5025%
Common stock of CA, Inc.	CA	Technology	Software	5.5025%
Common stock of Eli Lilly And Company	LLY	Consumer, Non-cyclical	Pharmaceuticals	5.2139%
Common stock of PG&E Corporation	PCG	Utilities	Electric	5.0647%
Common stock of Chevron Corporation	CVX	Energy	Oil & Gas	5.0050%
Common stock of Thomson Reuters Corporation	TRI	Communications	Media	5.0050%
Common stock of Freeport-McMoRan Copper & Gold, Inc.	FCX	Basic Materials	Mining	4.4975%
Common stock of Merck & Co. Inc.	MRK	Consumer, Non-cyclical	Pharmaceuticals	4.2388%
Common stock of Johnson & Johnson	JNJ	Consumer, Non-cyclical	Pharmaceuticals	4.0000%
Common stock of Abbott Laboratories	ABT	Consumer, Non-cyclical	Pharmaceuticals	3.9005%
Common stock of Lorillard, Inc.	LO	Consumer, Non-cyclical	Agriculture	3.5025%
Common stock of General Electric Company	GE	Industrial	Miscellaneous Manufacturing	3.0149%
Common stock of Hasbro, Inc.	HAS	Consumer, Cyclical	Toys/Games/Hobbies	3.0050%
Common stock of Mattel, Inc.	MAT	Consumer, Cyclical	Toys/Games/Hobbies	3.0050%
Common stock of Genuine Parts Company	GPC	Consumer, Cyclical	Distribution/Wholesale	2.7463%
Common stock of Sysco Corporation	SYY	Consumer, Non-cyclical	Food	2.5174%
Common stock of Intel Corporation	INTC	Technology	Semiconductors	2.5174%
Common stock of ConAgra Foods, Inc.	CAG	Consumer Non-cyclical	Food	2.4975%
Common stock of Eaton Corporation	ETN	Industrial	Miscellaneous Manufacturing	2.4975%
Common stock of Emerson Electric Co.	EMR	Industrial	Electrical Components & Equipment	2.4975%
Common stock of Microsoft Corporation.	MSFT	Technology	Software	2.4876%
Common stock of PPL Corporation	PPL	Utilities	Electric	2.4876%
Common stock of Bemis Company, Inc.	BMS	Industrial	Packaging & Containers	2.4876%

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1 HOLT’s normalized growth rate measures a company’s ability to grow its assets using cash flow generated from operations and maintaining a consistent capital structure policy.

Sector	Industry

The HOLT™ Scoring Methodology

HOLT is a service of Credit Suisse. The HOLT Scoring Methodology attempts to identify stocks that satisfy corporate performance, momentum and valuation characteristics measured objectively by converting a company’s accounting data into cash flows. The HOLT Scoring Methodology assigns a score to each company for several variables in the three categories (corporate performance, momentum and valuation), which are then weighted to give an overall score per company. This allows comparisons among companies across sectors, regions and over time. HOLT’s proprietary database includes over 18,000 companies in more than 55 countries. The HOLT Scoring Methodology is not intended to predict the future market or financial performance of any company (either in absolute terms or relative to other companies) nor is the ranking of the companies intended to serve as a qualitative ordering of the companies.

HOLT is a trademark of Credit Suisse or its affiliates in the United States and other countries.

Additional Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket or in any of the Basket Components. These risks are explained in more detail in the “Selected Risk Considerations” section in this pricing supplement and in the “Risk Factors” section of the accompanying product supplement.

YOU WILL NOT HAVE OWNERSHIP RIGHTS IN THE BASKET COMPONENTS OR RIGHTS TO RECEIVE ANY DIVIDEND PAYMENTS ON THE BASKET COMPONENTS — Although the Basket Components were selected by Credit Suisse taking into account dividend yields as well as dividend sustainability and growth potential, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Basket Components. In addition, the issuers of the Basket Components will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the relevant Basket Components and the securities.

WE CANNOT PREDICT THE PERFORMANCE OF THE BASKET — The Basket Components have been identified by Credit Suisse as attractive taking into account dividend yields, dividend sustainability and growth potential, selected as described above according to various analyses, including the HOLT™ Scoring Methodology (as discussed below). There is a discretionary and subjective component in this selection process. We can give no assurance as to the closing prices of any Basket Component or the levels of the Basket during the term of the securities.

THERE IS NO ASSURANCE THAT THE ANALYSIS UPON WHICH THE BASKET COMPONENTS WERE SELECTED WILL BE SUCCESSFUL — The Basket consists of the 26 U.S. stocks that are currently included in the HOLT US Sustainable Dividend Yield Basket. These stocks were selected by Credit Suisse based primarily on the HOLT™ Scoring Methodology, current dividend yields as well as potential for dividend sustainability and growth potential. There is no assurance that the analysis upon which the Basket Components were selected will be successful. For additional information about the Basket and the analysis used to select the Basket Components, see “The Basket” in this pricing supplement.

WHILE THE PROCESS FOR SELECTING THE BASKET COMPONENTS WOULD BE EXPECTED TO IDENTIFY DIFFERENT STOCKS IF APPLIED AT DIFFERENT TIMES, THE BASKET IS A STATIC BASKET AND WILL NOT CHANGE OVER THE TERM OF THE SECURITIES — The application of the analysis used to select the Basket Components would be expected to identify different stocks when applied at different times. However, the composition of the Basket, upon which the performance of the securities is based, will remain static for the entire term of the securities, except in limited circumstances relating to certain events affecting the Basket Components. The Basket will not change to reflect any additions to or deletions from its components that would have been made if analysis were applied at a different time or using different assumptions, or if there were variations to the methodology. Therefore, you should base any investment decision solely on your assessment of the Basket Components at the time you purchase any securities.

 Credit Suisse